UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 24, 2016

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2016, bluebird bio, Inc. (the “Company”) filed a current report on Form 8-K (the “Prior 8-K”) reporting, among other matters, the departure of James DeTore, former Chief Financial Officer and Treasurer and principal financial officer of the Company.  On March 10, 2016, Mr. DeTore and the Company entered into a separation agreement (the “Separation Agreement”), pursuant to which Mr. DeTore will receive the severance benefits referenced in the Prior 8-K.  Mr. DeTore will continue to receive his base salary for a period of twelve months following his separation from the Company. In addition, if he elects to continue his group healthcare benefits, to the extent authorized and consistent with COBRA, the Company will pay the monthly employer contribution until the earlier of twelve months following his separation from the Company, or the date Mr. DeTore becomes eligible for insurance through another employer or otherwise becomes ineligible for COBRA.  The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2016.

Following his separation from the Company, Mr. DeTore will be engaged as a consultant of the Company, and his outstanding equity awards will continue to vest until the earlier of September 18, 2016, or the termination of his consulting agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2016	bluebird bio, Inc.
	By:	/s/ Jason F. Cole
Jason F. Cole
Chief Legal Officer